Exhibit 99.1

Ralf Drews Named Senior Vice President and Managing Director for FARO Europe

STUTTGART, Germany, Oct. 16, 2012/PRNewswire/ – FARO Technologies (Nasdaq: FARO) announced today that Ralf Drews has been named Senior Vice President and Managing Director of FARO Europe, effective January 7, 2013.

For the last four years, Mr. Drews has been Chief Executive Officer and Regional Manager of the Americas for Draeger Safety, Inc. in Pittsburgh, PA. Headquartered in Lubeck, Germany, Draeger is a global leader in the fields of medical and safety technology.

Mr. Drews started at Draeger as a Design Engineer in 1991. He served in roles of increasing responsibility including Project Manager R&D for Business Unit Protection, Head of International R&D for Business Unit Gas Detection and Head of Global R&D of Draeger Safety.

The owner of 11 international patents, Mr. Drews earned a Masters of Engineering degree from the University of Applied Sciences in Lubeck, Germany. He is also one of the contributors to the book “Innovation in Pricing – Contemporary Theories and Best Practices” scheduled to be published in November of this year.

A German national, Mr. Drews will be based at FARO’s European headquarters in Stuttgart, Germany.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, production planning, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

Worldwide, approximately 15,000 customers are operating more than 30,000 installations of FARO’s systems. The Company’s global headquarters is located in Lake Mary, Fla., its European head office in Stuttgart, Germany and its Asia/Pacific head office in Singapore. FARO has branches in Brazil, Mexico, Germany, United Kingdom, France, Spain, Italy, Poland, Netherlands, Turkey, India, China, Singapore, Malaysia, Vietnam, Thailand, South Korea and Japan.

For more information, visit FARO’s Web site at: www.faro.com.

SOURCE FARO Technologies

Greg Richards - Supervisor, Public Relations & Events, greg.richards@faro.com, +1-407-562-5036 direct, +1-407-562-5222 fax

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding FARO Technologies Inc’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.